Exhibit 99.1

UK High Court Rules Samsung and Huawei

Infringe Unwired Planet LTE Patent

November 23, 2015; Los Altos, CA. – Unwired Planet, Inc. (NASDAQ:UPIP) today announced the UK High Court issued its judgment that cell phone manufacturers Samsung and Huawei infringe an LTE standards-essential patent (SEP) held by Unwired Planet. The judgment comes after a two-week trial held in October.

Mr. Justice Birss ruled that Unwired Planet’s patent EP (UK) 2 229 744 is valid and is infringed by wireless telecommunication networks which operate in accordance with the relevant LTE standard, and thus is essential to the LTE standard, known as 3GPP TS 36.322 release 8 version 8.8.0.

“This is a great result and demonstrates that the hard work behind an invention contributed to this industry standard and deployed in LTE handsets around the world has been recognized as valuable by the UK court,” said Unwired Planet CEO Boris Teksler. “We have no desire to litigate, and we believe that results like this one will minimize the need for further litigation with other potential licensees.”

It is not yet known whether the defendants will ask the court for permission to appeal. As the prevailing party, Unwired Planet will be entitled to reimbursement of a substantial portion of its legal expenses incurred in litigating this part of the case. The amount of that reimbursement will be determined at a future hearing.

As previously announced by Unwired Planet, this is the first of five UK patent infringement trials scheduled to continue into the summer of 2016. The next UK trial is scheduled to begin the week of November 30, 2015.

A sixth trial is scheduled for October 2016 in which the court will consider commercial law questions, including the question of how to apply “fair, reasonable and non-discriminatory,” or “FRAND,” licensing principles to the standards-essential patents at issue in this series of cases. The outcome of the commercial case will establish the measure of damages to be awarded.

Teksler commented, “In the commercial case, we are working to provide the court with the comprehensive licensing framework it needs to establish the parameters of what constitutes FRAND for licensors and licensees alike.”

“We are on a positive path now in this series of related technical and commercial cases,” said the Company’s general counsel Noah Mesel. “Going forward, we expect that the six trials will culminate in important contributions to a significant and growing body of law in Europe clarifying how standards-essential patents should be evaluated and licensed, and what ‘FRAND’ really means. This clarity will be immensely valuable to the industry.”

In addition, parallel litigation in Germany will continue with a further trial that begins on November 26, 2015.

The claimants in the UK case, Unwired Planet International, Limited and Unwired Planet, LLC, were represented in the case by Gary Moss, Robert Lundie Smith and Heather McCann of EIP Legal , and by barristers Adrian Speck QC, Mark Chacksfield, and Tom Jones.

About Unwired Planet, Inc.

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Los Altos, California. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

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